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                                                                   EXHIBIT 10.32


                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of August 18, 1999, among StaffMark, Inc., a Delaware corporation (hereinafter referred to as the "Company" or "StaffMark"), and Stephen R. Bova, (hereinafter referred to as "Employee").

                                   WITNESSETH

         WHEREAS, in the course of building the business of StaffMark, and in his capacity as an executive officer thereof, Employee will be engaged in a confidential relationship and will gain knowledge of the business, affairs, customers and methods of StaffMark and each of StaffMark's direct and indirect subsidiaries during his employment with StaffMark and will have access to lists of StaffMark's and its affiliates' customers and their needs, and will become personally known to and acquainted with StaffMark's and its affiliates' customers, thereby establishing a personal relationship with such customers for the benefit of StaffMark.

         WHEREAS, the Compensation Committee of the Board of Directors of StaffMark has been delegated authority, by the Board of Directors of StaffMark at its meeting on August 12, 1999, to determine the terms of, and approve, this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1. TERM OF AGREEMENT. The term of this Agreement shall commence on the date hereof and shall continue until the third anniversary thereof, unless terminated sooner in accordance with Sections 5 or 6 hereof, and shall automatically renew for successive one year periods unless one party gives written notice to the other at least 90 days prior to any such renewal date that the Agreement shall not be further extended. During the term of this Agreement, the calendar year shall be referred to herein as a "Compensation Year."

         2. DUTIES AND PERFORMANCE.

                  (1) During the term of this Agreement, Employee shall be employed by the Company on a full-time basis as its President and Chief Operating Officer and shall have such authority and shall perform such duties consistent with his position as may be reasonably assigned to him by, and shall report to, the Chief Executive Officer of the Company, the Board of Directors of the Company or any other member of senior management designated by the Chief Executive Officer or the Board of Directors; provided, however, that without the approval of the Board of Directors of StaffMark, Employee may not, on behalf of StaffMark (A) enter into term employment arrangements for StaffMark's employees of terms longer than those in place on the date hereof or as standard Company policy permits, (B) borrow funds or make material capital expenditures or commitments, or (C) alter or adopt any employee benefit plans. Employee shall use all reasonable efforts to further the interests of StaffMark and shall devote substantially all of his business time


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         and attentions to his duties hereunder; provided, however, that
         Employee shall not be required to locate outside the Fayetteville area without Employee's consent.

                  (2) Employee shall be entitled to be reimbursed in accordance with the policies of StaffMark, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by him in connection with the performance of his duties of employment hereunder; provided Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by StaffMark.

         3. BASE SALARY. StaffMark shall pay to Employee a base salary at the rate of $325,000 per annum, payable on a regular basis in accordance with StaffMark's standard payroll procedures, but not less than bi-monthly. On at least an annual basis, the Board of Directors of StaffMark or a duly constituted committee thereof will review Employee's performance and increase Employee's base salary if and to the extent it determines, in its discretion, that any such increase is warranted.

         4. BENEFITS.

                  (1) When eligible under non-discriminatory standards, Employee shall be entitled to participate in any employee benefit plan maintained by the Company for its full time employees and shall be entitled to four (4) weeks vacation per annum and such holidays as the Company may establish as company policy.

                  (2) The Company shall pay to Employee on or about the first
         (1st) day of each month an automobile allowance in the amount of $500 per month which shall be used to pay all automobile related expenses. Employee shall maintain with respect to any automobile used for business purposes such insurance coverage as may be reasonably required by the Company, the cost of which shall be paid by Employee from such monthly allowance. Employee shall provide the Company with a copy of such insurance policy, which policy shall name the Company as an additional insured party.

                  (3) The Company shall reimburse Employee for club dues actually incurred by Employee for full golf membership at Pinnacle Country Club, Rogers, Arkansas, provided that such club is used at least 50 percent of the time for business purposes and such usage is subject to audit by the Company.

                  (4) Employee shall be eligible to participate in the Executive Incentive Compensation Plan of StaffMark and its affiliates at the highest participatory level of 150% of base salary paid.

                  (5) Employee shall be eligible to participate in the Company's nonqualified executive deferred compensation programs.

                  (6) Company shall provide Employee with life insurance in a face amount of $500,000.


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                  (7) Employee shall be reimbursed for relocation expenses
         actually incurred in accordance with the Company's executive relocation policy, and shall be reimbursed for Employee's share of the New York stock transfer tax.

         5. TERMINATION OF AGREEMENT.

                  (1) The Company, by the approval of a 75% vote of its Board of Directors, shall be entitled to terminate Employee's services, in any of the following circumstances:

                           (1) For "cause," which shall mean by reason of any
                  of the following: (A) Employee's conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or any of its affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct, (B) Employee's violation of the Company's substance abuse policy, (C) malfeasance in the conduct of Employee's duties, including but not limited to (i) willful and intentional misuse or diversion of the Company's or any of its affiliates' funds, (ii) embezzlement, and/or (iii) fraudulent, willful or material misrepresentations or concealments on any written reports submitted to the Company or its affiliates, (D) material failure to perform the duties of such person's employment, (E) material failure to follow or comply with the reasonable and lawful directives of the Chief Executive Officer, any member of senior management designated by the Chief Executive Officer, or the Board of Directors of the Company, (F) a material breach by Employee of the provisions of this Agreement (including without limitation any breach of Section 7 of this Agreement), or (G) a determination by an applicable adjudicative entity that Employee has violated a non-competition agreement with a former employer, or a settlement of a claim of such violation that results in material expense to the Company; provided, however, that in the case of the foregoing clauses (D) and
                  (E), Employee shall have been informed, in writing, of such material failure referred to in the foregoing clauses (D) and
                  (E), respectively;

                           (2) If, for any reason, Employee is unable to
                  perform the essential functions of such person's duties, with or without reasonable accommodation, for a consecutive period of six (6) months, or such other period as may be required by applicable employment laws; or

                           (3) The death of Employee.

                  (2) Except as provided in Section 6 hereof, in the event of the termination of Employee's employment:

                           (1) For cause, or in the event of the resignation of
                  Employee (excluding circumstances involving Good Reason, as defined below), then as of the date of such termination all of the Company's obligations hereunder, including, without limitation, the Company's obligations to pay Employee's base salary accruing after the date of such termination, and any benefits (except as otherwise required by applicable law), other than


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                  those obligations which have accrued but remain unpaid as of the date of such termination (such as accrued but unpaid salary, expense reimbursements, health insurance premiums, retirement plan contributions, if any, vacation pay, sick pay, etc.), shall cease and Employee shall not be entitled to receive any incentive compensation for the Compensation Year of such termination;

                           (2) By the Company for any other reason other than
                  for the reasons set forth in clause (i) above, or by Employee for Good Reason (as defined below), then in such event the Company shall pay Employee's base salary, in such amount as is determined by reference to clauses (A) and (B) below and on such payment terms as set forth in the last sentence of this paragraph (ii)(without offset for any compensation received by Employee from any subsequent employment by any person other than by an affiliate of the Company or in violation of Section 7 hereof) and provide for the continuation of any Company health insurance benefits for which he would be eligible but for such termination, for a period which is the greater of (A) sixty (60) days from the date of such termination, or (B) the lesser of two (2) years or the remaining term of this Agreement. The continuation of health insurance benefits referenced above in this Section 5(b)(iii) shall extend to (i) Employee and his eligible dependants under the terms of the applicable StaffMark sponsored health care plan by which he was covered at the time of such termination of employment, as such plan may be in effect or may be modified from time to time, in consideration for Employee's payment of such premiums as may be required to be paid by active employees of StaffMark from time to time ("Required Premium Payments") or (ii) if such StaffMark sponsored health care plan does not by its terms allow Employee's participation or continued participation, StaffMark shall obtain (in return for Required Premium Payments) insurance coverage on behalf of Employee and/or Employee's eligible dependents that provides all benefits otherwise provided under such StaffMark sponsored health care plan or, at StaffMark's election (in return for Required Premium Payments) shall provide such benefits from its own assets (collectively, "Continued Health Care Coverage"). "Good Reason" shall mean any of the following circumstances unless remedied by StaffMark within thirty (30) days after receipt of written notification by Employee that such circumstances exist or have occurred: (A) assignment to Employee of any duties inconsistent with Employee's position, authority, duties or responsibilities as contemplated by
                  Section 2 of the Agreement, or any other action by StaffMark that results in diminution of such position, authority, duties or responsibilities; or (B) any failure by StaffMark to comply with any of the material provisions of the Agreement. The payment of Employee's base salary amount under the circumstances set forth in the first sentence of this paragraph shall be made in two equal payments (equal to one-half of such aggregate amount) on each of the effective date of termination and ninety days after the effective date of termination.

         6. CHANGE IN CONTROL

                  (a) If Employee's employment with StaffMark is terminated within two years following a Change in Control either by StaffMark for any reason or no reason or by the Employee for Good Reason only, StaffMark shall pay Employee a lump sum in the amount of two (2) times the sum of (i) Employee's base salary then in


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                  effect and (ii) the greater of (A) $100,000.00 or (B) his
                  bonus percentage for the year immediately preceding the year in which the termination of his employment occurs, multiplied by his base salary in effect at the time of such termination. Such lump sum payment shall be due on the effective date of the termination of Employee's employment. In addition, in the case of any such termination, Employee shall be permitted to receive Continued Health Care Coverage for the period described in clause 5(b)(iii)(B).

                  (b) A "Change in Control" shall be deemed to have occurred if: (i) any person, other than StaffMark or an employee benefit plan of StaffMark, acquires directly or indirectly the "beneficial ownership" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, "Beneficial Ownership") of any voting security of StaffMark and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding StaffMark voting securities of StaffMark; (ii) the individuals (A) who, as of the effective date of StaffMark's registration statement with respect to its initial public offering, constitute the Board of Directors of StaffMark (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of StaffMark and whose election, or nomination for election to the Board of Directors of StaffMark was approved by vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board of Directors of StaffMark and whose election, or nomination for election, to the Board of Directors of StaffMark was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming Additional Original Directors immediately following their election), cease for any reason to constitute a majority of the members of the Board of Directors of StaffMark; (iii) the stockholders of StaffMark shall approve a merger or merger agreement involving StaffMark, a consolidation transaction involving StaffMark, a recapitalization or reorganization of StaffMark, a reverse stock split of outstanding StaffMark voting securities, or the consummation of any such transaction if stockholder approval is not sought nor obtained, provided, however, that the foregoing referenced transactions or events in this clause (iii) shall not constitute a "Change of Control" if such transaction or event would result in at least 75% of the total voting power represented by outstanding securities of the surviving or resulting entity (immediately after such transaction or event after giving effect to the consideration issued or transferred in such


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                  transaction or event on an as-converted or fully-diluted
                  basis) being Beneficially Owned by at least 75% of the holders of outstanding voting securities of StaffMark immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not altered in the transaction in any material way; or (iv) the stockholders of StaffMark shall approve a plan of complete liquidation of StaffMark or an agreement for the sale or disposition by StaffMark of all or a substantial portion of StaffMark's assets (i.e., 50% or more of the total assets of StaffMark).

                       (c) (i) Anything in this Agreement to the contrary
                  notwithstanding, in the event that it shall be determined that any payment or distribution by StaffMark to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement that are determined to be "parachute payments" within the meaning of section 280G(b)(2) of the Code (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall not be paid or distributed in the amounts or at the times otherwise required by this Agreement, but shall instead be paid or distributed annually, beginning as of the effective date of the termination of Employee's employment and thereafter on each anniversary thereof, in the maximum substantially equal amounts and over the minimum number of years that are determined to be required to reduce the aggregate present value of Agreement Payments to an amount that will not cause any Payment to be non-deductible under section 280G of the Code. For purposes of this Section 6, present value shall be determined in accordance with section 280G(d)(4) of the Code.

                           (ii) All determinations to be made under this
                  Section 6 shall be made by StaffMark's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to StaffMark and Employee within 10 days of the effective date of the termination of Employee's employment. Any such determination by the Accounting Firm shall be binding upon StaffMark and Employee.

                           (iii) Within two years after the effective date of
                  the termination of Employee's employment, the Accounting Firm shall review the determinations made by it pursuant to paragraph (i), above. If at that time, as a result of the uncertainty in the application of section


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                  280G of the Code at the time of the initial determination by the Accounting Firm hereunder, the annual amounts of Agreement Payments or the period over which Agreement Payments are paid or distributed, as determined pursuant to paragraph (i), above, are determined not to satisfy the requirements of paragraph (i), then the annual amounts of future Agreement Payments and/or the period over which future Agreement Payments are paid or distributed shall be redetermined to satisfy the requirements of paragraph (i), and all future Agreement Payments shall be paid or distributed in accordance with such redetermination.

                           (iv) All of the fees and expenses of the Accounting
                  Firm in performing the determinations referred to in paragraphs (ii) and (iii) above shall be borne solely by StaffMark. StaffMark agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to paragraphs (ii) and (iii) above, except for claims, damages or expenses resulting from the negligence or misconduct of the Accounting Firm.

         7. COVENANT NOT TO COMPETE, CONFIDENTIALITY.

                  (1) Employee acknowledges that in the course of his employment by the Company he has and will become privy to various economic and trade secrets and relationships of the Company and its affiliates. Therefore, in consideration of this Agreement, Employee hereby agrees that neither he nor his spouse nor any member of his immediate family that resides with him will, directly or indirectly, except for the benefit of the Company or its affiliates or subsidiaries, or with the prior written consent of the Board of Directors of the Company, which consent may be granted or withheld at the sole discretion of the Company's Board of Directors:

                           (1) During the Noncompetition Period (as hereinafter
                  defined), become an officer, director, stockholder, partner, member, manager, associate, employee, owner, agent, creditor, independent contractor, co-venturer, consultant or otherwise, or be interested in or associated with any other person, corporation, firm or business engaged in providing temporary or permanent staffing services, or clinical staffing or recruiting (a "StaffMark, Inc. Services Business") in the State of Arkansas and, outside the State of Arkansas, within a radius of fifty (50) miles from any office operated during the Noncompetition Period by the Company, or any of its affiliates (collectively, the "Territory") or in any StaffMark, Inc. Services Business directly competitive with that of the Company, or any of its affiliates, or itself engage in such business; provided, however, that

                                    (1) Nothing herein shall be construed to
                           prohibit Employee from owning not more than five percent (5%) of any class of securities issued by an


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                           entity which is subject to the reporting
                           requirements of the Securities Exchange Act of 1934, as amended, or which is traded over the counter;

                                    (2) The foregoing shall not restrict
                           Employee with respect to businesses, other than StaffMark, Inc. Services Businesses, engaged in by the Company or its affiliates during the Noncompetition Period unless Employee either is or was substantially involved in such other businesses of the Company or such affiliates or had access to Confidential Information (as hereinafter defined) with respect to such other businesses; or

                           (2) During the Noncompetition Period, in the
                  Territory, solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of himself or third parties, from parties who are or were customers of the Company or its affiliates, any StaffMark, Inc. Services Business transacted by or with such customer by the Company or its affiliates; or

                           (3) During the Noncompetition Period, in the
                  Territory, accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of himself or for third parties, any such StaffMark, Inc. Services Business from any such customers of the Company or its affiliates; or

                           (4) During the Noncompetition Period, use, publish,
                  disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Company or its affiliates relating to their business or the operations, employees or customers of the Company or its affiliates which constitutes proprietary or confidential information of the Company or its affiliates ("Confidential Information"), including without limitation any Confidential Information contained in any customer lists, mailing lists and sources thereof, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents; and (B) from and after the date hereof, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Company or its affiliates which constitutes Confidential Information, but excluding any Confidential Information which has become part of common knowledge or understanding in the StaffMark, Inc. Services Business industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement); provided, however, this subparagraph (iv) shall not be applicable to the extent Employee is required to testify in. a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Employee requests that such Confidential Information be preserved; or

                           (5) During the Noncompetition Period, in the
                  Territory,

                                    (1) Solicit, entice, persuade or induce,
                           directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of the Company or its affiliates or any other person who is under contract with or rendering services to the Company or its affiliates, to terminate his or her


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                           employment by, or contractual relationship with,
                           such person or to refrain from extending or renewing the same (upon the same or new terms) or to refrain from rendering, services to or for such person or to become employed by or to enter into contractual relations with any persons other than such person or to enter into a relationship with a competitor of the Company or its affiliates;

                                    (2) Approach any such employee for any of
                           the foregoing purposes; or

                                    (3) Authorize or knowingly approve or
                           assist in the taking of any such actions by any person other than the Company or its affiliates.

                  (2) For purposes of this Agreement, the term "Noncompetition Period" shall mean the period commencing on the date hereof and ending twenty-four (24) months after the date Employee ceases to be an officer or employee of, or consultant to the Company or any of its affiliates; provided, however, that the Noncompetition Period shall end immediately upon a termination of the employment of Employee by the Company under this Agreement which is not for cause or by Employee for Good Reason.

                  (3) The invalidity or non-enforceability of this Section 7 in any respect shall not affect the validity or enforceability of this
         Section 7 in any other respect or of any other provisions of this Agreement. In the event that any provision of this Section 7 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the Geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable and further, to the extent permitted by law, such geographic or business scope or the duration thereof may be re-written by a court of competent jurisdiction to make such sufficiently limited to be enforceable.

                  (4) Employee acknowledges that the Company's remedy at law for any breach of the provisions of this Section 7 is and will be insufficient and inadequate and that the Company shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies the Company may have at law.

                  (5) The provisions of this Section 7 shall survive termination of this Agreement.

         8. DIVISIBILITY OF AGREEMENT. In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

         9. NOTICES. Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent postage prepaid by certified or registered mail, return receipt requested, or sent by prepaid overnight courier service, delivery confirmed, as follows:


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          (1)      If to Employee:

                   Stephen R. Bova

          (2)      If to the Company:

                   Clete T. Brewer
                   c/o StaffMark, Inc.
                   302 E. Millsap Road
                   Fayetteville, Arkansas 72703

Attn:  Chief Executive Officer

Either party may change his or its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

         10. COMPLETE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the employment of Employee and supersedes all prior arrangements or understandings with respect thereto. This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

         11. ASSIGNMENT. This Agreement is personal and non-assignable by Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate.

         12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

         13. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Delaware.


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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement in multiple counterparts as of the day and year first above written.

                                EMPLOYEE

                                /s/ STEPHEN R. BOVA
                                ---------------------------
                                Stephen R. Bova
/s/ RANDALL E. GRIGG
--------------------------
Witness


                                STAFFMARK, INC.


                                By: /s/ CLETE T. BREWER
                                    -------------------------------
                                    Clete T. Brewer, Chief Executive Officer



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